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Exhibit 99.1

June 21, 2001

TO OUR STOCKHOLDERS

    We enclose our Proxy Statement with Form of Proxy and our Form 10-K Annual Report which has been filed with the Securities and Exchange Commission ("SEC"). This report contains our audited financial statements for 2000, and ancillary financial information.

I.  ANNUAL MEETING OF SHAREHOLDERS

    As indicated in the proxy materials, we will be holding our Annual Meeting of Shareholders on Thursday, July 26th at 3:30 PM at the Marquette Hotel in Minneapolis. We are looking forward to seeing you there and giving you a summary of our progress this year and of some of our current activities. We hope you can be at the Meeting.

II.  FORM 10 REGISTRATION

    Because we are registered with the SEC under the Securities Exchange Act of 1934, you can access all of our reports on Forms 10-K, 10-Q and 8-K and our Registration Statement on the internet through the official SEC website (www.SEC.gov).

III. COMPANY NAME CHANGE

    We have decided to change the Company's name to "Restoragen, Inc.". We believe this better reflects the Company's mission and does not tie us down geographically. Our press release on this is attached. You are being asked to formally approve this name change at the Annual Meeting.

IV. FINANCING

    We completed a sale of shares of our Series H Preferred stock in April of this year, realizing gross proceeds of approximately $8 million.

    Currently we are embarked on an additional financing pursuant to which we are targeting investments of $30 million largely from institutional investors. USBancorp Piper Jaffray is our placement agent for this.

V.  MEDICAL PROGRAMS

    Over the past year, we have made considerable progress in our medical programs.

    A.  Diabetes.  We have successfully completed our three month toxicity trials and related acute toxicity studies. These have revealed no observed systemic toxicities for our first drug candidate, recombinant GLP-1, even after administration of very high doses. We are now embarking on our six month pre-clinical toxicity trials which are designed to be the final toxicity trial requirements in the drug approval process for the FDA and for European drug regulatory authorities.

    In the fourth quarter of last year, we successfully completed our Phase I/II Company-sponsored placebo-controlled clinical trials in Seattle for the application of GLP-1 in Type 2 diabetes. The results indicate that, with overnight administration, GLP-1 was safe, well-tolerated and effective in lowering glucose levels when treating four representative stages of the disease.

    In the fourth quarter of last year, a Phase II placebo-controlled six week clinical trial and in-depth scientific study was completed by a leading gastroenterologist and GLP-1 expert at the Panum Institute in Copenhagen, Denmark. Results indicated that this longer term application or our GLP-1 was safe and well-tolerated. In addition, a substantial lowering of fasting and mean blood glucose levels was achieved. An important indication of glycemic control showed substantial improvement. Scientific studies also indicated that insulin resistance was substantially reduced and that the insulin secretion potential for beta cells in the pancreas of the treated patients was substantially restored. Finally, treated patients in the study showed significant weight loss which does not normally happen with any of the other available treatments for the disease. Most current treatments for diabetes result in weight gain.

    Initial results from a three month investigator trial at the University of British Columbia with our GLP-1 confirm safety and tolerability and the improvement in beta cell function seen in the Copenhagen trial.

    We are now completing our Company-sponsored placebo-controlled Phase II clinical trials where we are anticipating dosing, efficacy and safety data which will be the foundation for beginning our Phase II/III multi-center three month clinical trial in the U.S. in the last quarter of this year. We anticipate launching final Phase III clinical trials in Europe and in the U.S. in the fourth quarter of next year. It would be on the basis of the data from these trials, assuming they are positive, that we would file for regulatory approval in the U.S. and Europe.

    B.  Obesity.  We have completed a Phase I/II placebo-controlled clinical trial involving short term administration of our GLP-1 over five days in healthy, non-diabetic obese patients. The data indicate a significant lowering of food intake during this period in the treated group. A Phase II Company trial is targeted to commence in the third quarter of this year in healthy obese patients.

    C.  Proof-of-Concept Trials with GLP-1.  Through the conduct of investigator-sponsored clinical trials we anticipate embarking on initial proof-of-concept studies on the potential application of our GLP-1 for the treatment of heart failure, acute coronary syndrome and severe burns.

    D.  Investigator Trials with GRF.  The Company has in progress investigator-sponsored trials for the application of our second candidate drug, Growth Hormone Releasing Factor or GRF. These applications include treatment of osteoporosis and old age frailty.

VI. PRODUCTION

    Our new fermentation plant and our new downstream processing plant are now operational and we anticipate beginning cGMP production of the GLP-1 for our Phase III trials this summer.

    We are actively engaged in negotiations with respect to financing and other matters relative to three potential sites for the construction of our new downstream processing plant. This plant will be designed to have the capacity to produce up to 240 kilograms of GLP-1 for commercial sales. The output from such a plant could supply therapy for several hundred thousand diabetes patients.

VII. NEW BOARD MEMBERS AND SENIOR STAFF

    William J. Jenkins, M.Sc., F.R.C.P., M.D. joined us last fall as a member of our Board of Directors. Dr. Jenkins has had a long and illustrious career in drug development and regulatory affairs. Dr. Jenkins headed drug development at Glaxo Pharmaceuticals for four years, at Ciba Geigy for four years and at Novartis Pharma for three years. He is now a pharmaceutical consultant.

    We are also very fortunate to have three important new staff members:

    Roberta L. Schneider, M.D. has a substantial and very successful clinical trial and FDA approval record for new drugs. Most recently, she managed the clinical trials and obtained FDA approval for Actos®. This drug is the latest diabetes drug to be approved in the U.S. and received this approval on a fast-track basis. This drug now enjoys large sales by Eli Lilly and Takeda. Dr. Schnieder is now our Vice President and Director of Diabetes and Obesity Programs.

    David R. Hathaway, M.D. has a long and successful clinical and drug development career. After leading a major cardiovascular clinic in Indianapolis for several years, he served for four years as Vice President of Cardiovascular Drug Discovery at Bristol-Myers Squibb and, during the last two years, as Vice President of Medical Affairs at Knoll Pharmaceuticals Company. Dr. Hathaway is our Vice President and Director of Cardiovascular and Anabolic Programs.

    William M. Brown, Ph.D., J.D., M.B.A. has had important scientific and legal experience with post-doc fellowships at Harvard Medical School, the National Institutes of Health, Johnson & Johnson and Memorial Sloane Kettering Cancer Center. He graduated from New York University Law School, serving on the Law Review, and has been patent counsel for Taro Pharmaceuticals and was previously an associate with a large New York law firm.

    More information on the background of Dr. Jenkins and these officers can be found in the enclosed Form 10-K Report.

VIII. CERTAIN ADDITIONAL ITEMS FOR SHAREHOLDER ACTION AT THE MEETING

    We want to mention briefly two items which are being placed before the shareholders for action at the Annual Meeting.

    1.  Increase in the Number of Authorized Shares of Common Stock. This increase is needed to position the Company for additional financings in the public and private markets. As you can see from the proxy materials, we now have a total of 14,133,650 shares of Common Stock, either issued or committed for issuance, out of 20,000,000 shares currently authorized.

    2.  Authorizing Payment of Accrued Preferred Share Dividends for Common Stock. The holders of our Convertible Preferred Stock will have these shares automatically converted to shares of Common Stock when the Company has a substantial initial public offering. The proposal, if agreed to by the various classes of Preferred Stock, will authorize the Company to pay accrued dividends in shares of Common Stock, something that many of you have suggested to us in the past.

    3.  New Shares for the Stock Option Plan. The Compensation Committee of the Board of Directors, made up of four independent Board Members, has recommended the addition of 1.6 million shares to be available for granting options over the next four years. Advised by an independent consultant hired by the Committee, the Committee thought it best to recommend one allocation of shares for a four year period, rather than asking for allocations each year as has been our practice in the past.

* * * * *

    We are looking forward to seeing you at the Annual Meeting and request that you sign and return to us the enclosed proxy card for the Meeting at your earliest convenience.

                                              Yours sincerely,

/s/ FRED W. WAGNER Fred W. Wagner President and Chief Scientist	/s/ THOMAS R. COOLIDGE Thomas R. Coolidge Chairman of the Board and C.E.O.

Restoragen™

June 18, 2001

Contact:

Thomas R. Coolidge Chairman, Chief Executive Officer and Secretary Restoragen, Inc. (402) 470-2100	Beth Timm, Libby Wright Feinstein Kean Healthcare www.fkhealth.com (617) 577-8110

BIONEBRASKA, INC. ANNOUNCES NAME CHANGE TO
RESTORAGEN, INC.

    LINCOLN, NEBRASKA, JUNE 18, 2001—BioNebraska, Inc. today announced that it will begin operating under the name Restoragen, Inc. The new name reflects the Company's commitment to develop and produce regulatory peptide hormone therapies that may serve to partially or wholly restore deteriorated body systems or functions. The Company is targeting a variety of diseases associated with aging, including type 2 diabetes, obesity, heart failure, acute coronary syndrome, severe burns, osteoporosis and muscle frailty. Current treatments for these diseases are limited and only palliative. The Company's therapeutic product candidates are recombinant human regulatory peptide hormones in their precise natural form that reactivate, restore and regulate endocrine hormone systems.

    "In choosing the name Restoragen, we are introducing a new era in the Company's positioning as a leading developer of recombinant middle-range peptide hormones that address large markets with significant unmet medical needs," stated Tom Coolidge, Chief Executive Officer of Restoragen, Inc.

    Restoragen currently has two products in clinical development. The Company's most advanced product, recombinant glucagon-like peptide-1 (rGLP-1), is in Phase II trials for type 2 diabetes. The Company is also developing rGLP-1 for the treatment of obesity as well as evaluating the application of this agent for metabolic intervention in heart failure, acute coronary syndrome and severe burns through investigator-sponsored Phase I/II trials. The Company's second product candidate, recombinant growth hormone releasing factor (rGRF), currently is in investigator-sponsored Phase I/II trials for osteoporosis and muscle frailty in the elderly.

    Restoragen's proprietary recombinant production technologies are capable of producing middle-range regulatory peptide hormones (peptides in the 20-50 amino acid range) in their precise natural form. Until now, few technologies or facilities have been developed for efficient large-scale recombinant production of this class of peptide. Restoragen's manufacturing facilities are capable of producing clinical peptide materials for Phase III pivotal trials and have the capacity to be scaled up for commercial production.

    The Company will seek stockholder approval of the amendment of the Certificate of Incorporation to effect the name change, at the annual meeting of stockholders to be held in July 2001.

    Statements made in this Press Release that are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "plan," "expect," "intend," and similar expressions to identify forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the uncertainties involved in the additional development of the Company's new pharmaceutical products, the outcomes of clinical trials, obtaining regulatory approvals or clearances, the ability of the Company's products to be manufactured in commercial quantities, construction of additional facilities for commercial production, protection of the Company's patent and proprietary rights and avoidance of infringement of patents issued to competitors, potential competition and the dependence of the Company on obtaining future financing. A detailed discussion of risks and uncertainties may be found in the Company's Form 10-K for the year ended December 31, 2000 under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Additional Factors That May Affect Future Performance."

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Exhibit 99.1
BIONEBRASKA, INC. ANNOUNCES NAME CHANGE TO RESTORAGEN, INC.